Proxy Voting Results

A special meeting of the fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	821,220,039.81	95.845
Withheld	35,598,080.64	4.155
TOTAL	856,818,120.45	100.000
Dennis J. Dirks
Affirmative	822,124,493.63	95.951
Withheld	34,693,626.82	4.049
TOTAL	856,818,120.45	100.000
Edward C. Johnson 3d
Affirmative	820,473,313.05	95.758
Withheld	36,344,807.40	4.242
TOTAL	856,818,120.45	100.000
Alan J. Lacy
Affirmative	822,170,402.95	95.956
Withheld	34,647,717.50	4.044
TOTAL	856,818,120.45	100.000
Ned C. Lautenbach
Affirmative	821,435,006.18	95.870
Withheld	35,383,114.27	4.130
TOTAL	856,818,120.45	100.000
Joseph Mauriello
Affirmative	822,174,756.53	95.957
Withheld	34,643,363.92	4.043
TOTAL	856,818,120.45	100.000
Cornelia M. Small
Affirmative	822,263,792.20	95.967
Withheld	34,554,328.25	4.033
TOTAL	856,818,120.45	100.000
William S. Stavropoulos
Affirmative	821,014,987.67	95.821
Withheld	35,803,132.78	4.179
TOTAL	856,818,120.45	100.000
David M. Thomas
Affirmative	822,321,743.26	95.974
Withheld	34,496,377.19	4.026
TOTAL	856,818,120.45	100.000
Michael E. Wiley
Affirmative	822,218,346.41	95.962
Withheld	34,599,774.04	4.038
TOTAL	856,818,120.45	100.000

PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	701,273,514.99	81.846
Against	103,131,328.05	12.037
Abstain	52,413,277.41	6.117
TOTAL	856,818,120.45	100.000

A Denotes trust-wide proposal and voting results.